Exhibit 99.1

CONTACT:	Marie Remboulis – 248/354-9809
Paula Silver – 248/354-4530

Federal-Mogul Reports Fourth Quarter and Full Year 2006 Results

Southfield, Michigan, February 8, 2007…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and twelve-month periods ended December 31, 2006.

Financial Summary (in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Net sales	$1,546	$1,487	$6,326	$6,286
Gross margin	254	240	1,105	1,041
Selling, general and administrative expenses	190	192	848	884
Settlement of U.K. pension plans	(501)	—	(501)	—
Loss before income taxes	(563)	(146)	(614)	(203)
Income tax benefit / (expense)	96	(58)	64	(132)
Net loss	(467)	(204)	(550)	(334)
Operational EBITDA*	170	153	625	554

*	Operational EBITDA is a non-GAAP measure defined to include discontinued operations and exclude impairment charges, Chapter 11 and U.K. Administration expenses, settlement of the U.K. pension plans, restructuring costs, income tax expense, interest expense, depreciation and amortization

Federal-Mogul, in October 2001, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code and petitions for Administration under the United Kingdom Insolvency Act. In November 2006, the U.K. High Court approved the discharge of the Administration proceedings for those U.K. subsidiaries with activities in the Americas, Europe and Asia-Pacific that entered into company voluntary arrangements (“CVAs”). The Company paid approximately $740 million as payment to creditors, debt holders, and other claimants, including the settlement of the Company’s U.K. pension plans, in accordance with the CVAs. The discharge of U.K. Administration has impacted the Company’s reported operations, including gross margin, selling, general and administrative expense, and loss before income taxes.

Federal-Mogul reported net sales of $1,546 million for the quarter ended December 31, 2006. Net sales increased $59 million compared to the fourth quarter 2005, of which $51 million is due to favorable foreign currency. Net sales of $6,326 million for the year ended December 31, 2006 increased by $40 million when compared to the same period of 2005, of which $33 million is due to favorable foreign currency.

Gross margin for the three and twelve-month periods ended December 31, 2006, when compared to the same periods of 2005, increased by $14 million and $64 million, respectively. Successful productivity and restructuring initiatives, net of the impact of labor and benefits inflation, have increased gross margin for the three and twelve months ended December 31, 2006 by $21 million and $101 million, respectively. Gross margin for both the three and twelve month periods ended December 31, 2006 was further improved through reduced pension expense of $21 million associated with the settlement of the U.K. pension plans. Raw material costs continued to increase over the prior year, reducing gross margin for both the three and twelve months ended December 31, 2006. Both the three and twelve-month periods ended December 31, 2006 were affected by other factors, primarily volume and product mix. Management continues to identify and implement cost reduction and pricing strategies to mitigate the impact of adverse factors.

Selling, general and administrative expenses for the three and twelve-month periods ended December 31, 2006, when compared to the same periods of 2005, decreased by $2 million and $36 million, respectively.

Included in Federal-Mogul’s loss before income taxes for the year ended December 31, 2006 is a charge of $501 million associated with the settlement of the U.K. pension plans. Excluding this U.K. pension settlement, the Company’s loss before income taxes for the year ended December 31, 2006 is $113 million, compared to a loss before income taxes of $203 million for

2005. In addition to those same factors affecting gross margin, results for the fourth quarter and full year were impacted by reduced selling, general and administrative expenses, reduced charges related to asset impairments, reduced costs associated with the Company’s Chapter 11 proceedings, and higher average interest rates.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined to include discontinued operations and exclude impairment charges, Chapter 11 and Administration expenses, settlement of the U.K pension plans, restructuring costs, income tax expense, interest expense, depreciation and amortization.

The Company reported Operational EBITDA of $170 million and $625 million for the three and twelve-month periods ended December 31, 2006, respectively. When compared to the same period of 2005, Operational EBITDA increased by $17 million and $71 million, respectively. A reconciliation of Operational EBITDA to the Company’s loss from continuing operations before income taxes for the three and twelve-months ended December 31, 2006 has been provided.

Capital expenditures were $237 million for the year ended December 31, 2006, an increase of $47 million from 2005. Total cash flow, excluding cash flows associated with financing activities, acquisitions, and the settlement of the U.K. Administration proceedings, was $115 million for the year ended December 31, 2006, compared with $158 million for the comparable period of 2005.

“We are pleased with the progress achieved in 2006 and the Company’s improvement in operational performance. We maintain our focus on the implementation of our global profitable growth strategy to provide leading products, services and innovative technology that create value for our customers worldwide while satisfying our employee and stakeholder expectations,” said Chairman, President and Chief Executive Officer José Maria Alapont. “Federal-Mogul reached resolution of the Company Voluntary Arrangements for emergence of the United Kingdom administrated companies with activities in the Americas, Europe and Asia-Pacific, and has received U.S. Bankruptcy Court approval on the supplemental disclosure statement of our plan of reorganization. These are significant milestones toward exit from Chapter 11 and our commitment to confirm, on the hearing date set for May 8, 2007, our restructuring plan to emerge.”

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 45,000 people in 35 countries. Visit the company’s Web site at www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and U.K. Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Net sales	$1,545.9	$1,487.0	$6,326.4	$6,286.0
Cost of products sold	1,292.3	1,247.4	5,221.2	5,245.3

Gross margin	253.6	239.6	1,105.2	1,040.7
Selling, general and administrative expenses	189.6	192.0	848.2	883.9
Adjustment of long-lived assets to fair value	24.7	108.4	45.9	121.5
Interest expense, net	77.6	34.5	205.8	131.6
Settlement of UK pension plans	500.4	—	500.4	—
Gain associated with the discharge of UK Administration proceeding	—	—	—	—
Chapter 11 and Administration related reorganization expenses	30.1	59.1	95.1	138.2
Equity earnings of unconsolidated affiliates	(9.1)	(7.9)	(32.8)	(38.1)
Restructuring expense, net	15.4	18.4	66.4	30.2
Other income, net	(12.6)	(18.5)	(10.2)	(23.9)

Loss before income taxes	(562.5)	(146.4)	(613.6)	(202.7)
Income tax (benefit) expense	(95.5)	58.0	(64.0)	131.5

Net loss	$(467.0)	$(204.4)	$(549.6)	$(334.2)

Basic and diluted income (loss) per common share:

Net loss per common share	$(5.21)	$(2.29)	$(6.15)	$(3.75)

Weighted average shares outstanding (in millions)	89.6	89.1	89.4	89.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) December 31 2006	December 31 2005
Current assets:
Cash and equivalents	$359.3	$387.2
Restricted cash	—	700.9
Accounts receivable, net	992.6	1,011.1
Inventories, net	892.6	808.1
Prepaid expenses and other current assets	248.2	220.7

Total current assets	2,492.7	3,128.0
Property, plant and equipment, net	2,078.6	2,003.1
Goodwill and indefinite-lived intangible assets	1,205.3	1,189.5
Definite-lived intangible assets, net	254.3	289.6
Asbestos-related insurance recoverable	859.0	777.4
Prepaid pension costs	2.7	112.2
Other noncurrent assets	286.5	235.3

	$7,179.1	$7,735.1

Current liabilities:
Short-term debt, including current portion of long-term debt	$482.1	$606.7
Accounts payable	488.0	405.0
Accrued liabilities	435.0	536.0
Current portion of postemployment benefit liability	67.9	—
Other current liabilities	181.7	116.9

Total current liabilities	1,654.7	1,664.6
Liabilities subject to compromise	5,813.4	5,988.8
Long-term debt	26.7	8.1
Postemployment benefits	1,111.1	2,230.8
Deferred income taxes	81.8	62.4
Other accrued liabilities	185.1	181.4
Minority interest in consolidated affiliates	54.2	32.0
Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	445.3
Additional paid-in capital	2,160.2	2,154.6
Accumulated deficit	(4,151.7)	(3,602.1)
Accumulated other comprehensive loss	(229.7)	(1,458.8)

Total shareholders’ deficit	(1,747.9)	(2,433.0)

	$7,179.1	$7,735.1

FEDERAL – MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Twelve Months Ended December 31
	2006	2005
Cash provided from (used by) operating activities
Net loss	$(549.6)	$(334.2)
Adjustments to reconcile net loss to net cash (used by) provided from operating activities:
Depreciation and amortization	328.9	344.2
Chapter 11 and Administration related reorganization expenses	93.3	138.2
Loss on settlement on UK pension plans	500.4	—
Payments of discharge in UK CVA settlement	(744.1)	—
Payments of Chapter 11 and Administration related reorganization expenses	(107.4)	(141.4)
Adjustment of long-lived assets to fair value	45.9	121.5
Change in postemployment benefits, including pensions	93.6	167.7
Changes in deferred taxes	14.4	(34.4)
Restructuring charges, net	66.4	30.2
Payments against restructuring reserves	(55.2)	(22.3)
Gain on sale of businesses	(3.8)	—
Changes in operating assets and liabilities:
Accounts receivable	86.6	(16.3)
Inventories	(21.6)	94.2
Accounts payable	37.7	(1.1)
Other assets and liabilities	(207.2)	(27.9)

Net cash (used by) provided from operating activities	(421.7)	318.4
Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(237.4)	(190.3)
Proceeds from the sale of property, plant and equipment	22.5	30.1
Net proceeds from sale of business	7.8	—
Payments to acquire business	(32.3)	—

Net cash used by investing activities	(239.4)	(160.2)
Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	290.4	713.0
Principal payments on DIP credit facility	(490.0)	(420.0)
Net change in short-term debt	(12.1)	7.6
Net change in restricted cash	762.3	(700.9)
Principal payment in other long-term debt	(1.3)	(1.0)
Proceeds from factoring arrangements	59.4	—
Debt issuance fees	(0.8)	(4.3)

Net cash provided from (used by) financing activities	607.9	(405.6)
Effect of foreign currency exchange rate fluctuations on cash	25.3	(66.0)

Decrease in cash and equivalents	(27.9)	(313.4)
Cash and equivalents at beginning of period	387.2	700.6

Cash and equivalents at end of period	$359.3	$387.2

FEDERAL - MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Loss before income taxes	$(562.5)	$(146.4)	$(613.6)	$(202.7)
Depreciation and amortization	87.6	80.6	328.9	344.2
Chapter 11 and Administration related reorganization expenses	30.1	59.1	95.1	138.2
Settlement of UK pension plans	500.4	—	500.4	—
Interest expense, net	77.6	34.5	205.8	131.6
Adjustment of assets to fair value	24.7	108.4	45.9	121.5
Restructuring expense, net	15.4	18.4	66.4	30.2
Other	(3.6)	(1.4)	(4.4)	(9.1)

Operational EBITDA	$169.7	$153.2	$624.5	$553.9